Exhibit 99.1

Press Release

Escalade Crosses 2020 Finish Line with Four Consecutive Quarters of Record Revenue

Fourth-Quarter Highlights

●	Revenue increased 58.9% on net sales of $74.8 million
●	Gross margin improvement of 80 bps to 23.9%
●	Operating income of $6.9 million, an increase of 97.1%
●	Diluted EPS of $0.36 per share vs. $0.18 in the fourth quarter of 2019

Evansville, IN (February 18, 2021) Escalade, Incorporated (NASDAQ: ESCA) – today announced its fourth quarter and full year financial results for its 2020 fiscal year, ended December 26, 2020. The Company posted quarterly revenue of $74.8 million, an increase of 58.9% over prior year, and a record for its fourth fiscal quarter. This represents the fourth consecutive quarter of record sales. Quarterly diluted earnings per share were $0.36, an increase of 99.1% from prior year.

“We completed our fiscal year with a record fourth quarter performance fueled by continued consumer demand for our innovative and dynamic portfolio of brands and product categories. Our fourth consecutive record quarterly performance demonstrates that we’ve built a sustainable business model, which drives profitable growth, invests in our team and key growth enablers, and delivers exceptional value and returns to our shareholders,” said Scott Sincerbeaux, President and CEO of Escalade, Inc.

“We took important steps in fiscal 2020 to strengthen Escalade’s competitive position over the long-term, including the acceleration of our product and asset creation pipeline and the acquisition of American Heritage Billiards and RAVE Sports, as well as key investments in our digital business and capabilities,” continued Sincerbeaux. “I would like to share my heartfelt thanks to the entire Escalade family, who have demonstrated incredible resilience throughout unprecedented times. Their dedication to serving customers and consumers, while balancing the health and wellbeing of friends, family and our community, is inspiring. Our team is what makes Escalade a truly special organization.”

“We had an excellent finish to the year, including record earnings on revenue growth,” said Stephen Wawrin, Escalade’s Chief Financial Officer. “For the full year, we delivered shareholder value through an increase in our dividend and the repurchase of 405,924 shares of stock at an average price of $16.60 per share. In addition, we enhanced our strong balance sheet and increased our financial flexibility for further strategic investments.”

Fourth Quarter Results

Net sales for the fourth quarter of 2020 were $74.8 million compared to net sales of $47.0 million for the same quarter in 2019, an increase of $27.8 million, or 58.9%. The Company recognized increased sales across all product categories during the quarter due to increased product placement and continued high demand, most notably in our outdoor and fitness categories.

Gross margin ratio for the fourth quarter of 2020 was 23.9%, compared to 23.1% for the same period in the prior year. Gross profit for the fourth quarter of 2020 was $17.9 million compared to gross profit of $10.9 million for the same quarter in 2019, an increase of $7.0 million, or 64.0%.

Selling, general and administrative expenses (SG&A) were $10.5 million for the quarter compared to $7.0 million for the same period in the prior year, an increase of $3.5 million, or 50.0%. SG&A, as a percent of sales, for the fourth quarter of 2020 decreased to 14.1% from 15.0% reported for the same period in the prior year.

Operating income for the fourth quarter of 2020 was $6.9 million compared to operating income of $3.5 million for the same period in the prior year, an increase of $3.4 million, or 97.1%.

Net income for the fourth quarter of 2020 was $5.1 million, or $0.36 diluted earnings per share compared to net income of $2.6 million, or $0.18 diluted earnings per share for the same quarter in 2019.

Full Year Results

Full year net sales for 2020 were $273.6 million compared to $180.5 million in 2019, an increase of $93.1 million, or 51.6%.

Gross margin ratio for full year 2020 increased to 27.3% from 23.5%. Margins were favorably impacted by factory utilization, change in sales mix and supply chain improvements made throughout the year. Gross profit for 2020 was $74.8 million compared to gross profit of $42.4 million in 2019, an increase of $32.4 million, or 76.6%.

SG&A expenses for full year 2020 were $40.3 million compared to $31.6 million in 2019, an increase of $8.7 million, or 27.5%. As a percent of sales, SG&A decreased to 14.7% from 17.5% in 2019.

Operating income for full year 2020 was $33.0 million compared to $9.2 million in 2019, an increase of $23.8 million, or 256.1%. During 2019, the Company experienced challenges with the integration of two of the latest acquisitions. The Company implemented changes during the second half of 2019 which enhanced the profitability of these acquisitions during 2020.

Full year net income for 2020 was $25.9 million, or $1.82 diluted earnings per share compared to net income of $7.3 million, or $0.50 diluted earnings per share for 2019.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment.  Leaders in their respective categories, Escalade Sports’ brands include Bear® Archery, Bear X™, Trophy Ridge®, Rocket®, SIK® and Cajun Bowfishing™ archery equipment; STIGA® and Ping-Pong® table tennis; Accudart® and Unicorn® darting; RAVE Sports® water recreation products; Atomic®, Victory Tailgate®, Triumph™ Sports, Viva Sol®, Zume Games® recreational games; DURA® and Onix® pickleball equipment; Goalrilla™, Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; Lifeline® and the STEP® fitness products; Woodplay® premium playsets; American Heritage Billiards® - premium billiards and game room assortment; and Cue&Case® - a leader in specialty billiard accessories. Escalade Sports’ products are available at sporting goods dealers and independent retailers nationwide.  For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; the ability to develop and implement our own direct to consumer e-commerce distribution channel; the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; risks related to data security of privacy breaches; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
All Amounts in Thousands Except Per Share Data	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net sales	$74,767	$47,044	$273,649	$180,541

Costs and Expenses
Cost of products sold	56,911	36,159	198,822	138,181
Selling, administrative and general expenses	10,563	7,040	40,315	31,616
Amortization	372	334	1,480	1,469

Operating Income	6,921	3,511	33,032	9,275

Other Income (Expense)
Interest expense	(102)	(61)	(250)	(356)
Other income (expense)	32	3	140	15

Income Before Income Taxes	6,851	3,453	32,922	8,934

Provision for Income Taxes	1,764	878	6,988	1,676

Net Income	$5,087	$2,575	$25,934	$7,258

Earnings Per Share Data:
Basic earnings per share	$0.36	$0.18	$1.84	$0.50
Diluted earnings per share	$0.36	$0.18	$1.82	$0.50

Dividends declared	$0.14	$0.125	$0.53	$0.50

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	December 26, 2020	December 28, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$3,505	$5,882
Receivables, less allowances of $896 and $483; respectively	65,280	35,450
Inventories	72,488	42,269
Prepaid expenses	4,068	3,151
Prepaid income tax	57	163
TOTAL CURRENT ASSETS	145,398	86,915

Property, plant and equipment, net	18,232	15,111
Operating lease right-of-use assets	1,608	1,080
Intangible assets	22,645	18,847
Goodwill	32,695	26,749
Other assets	127	77
TOTAL ASSETS	$220,705	$148,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable	$-	$135
Trade accounts payable	20,947	7,765
Accrued liabilities	24,271	9,689
Current operating lease liabilities	854	621
TOTAL CURRENT LIABILITIES	46,072	18,210

Long-term debt	30,073	-
Deferred income tax liability	4,193	3,537
Operating lease liabilities	763	475
Other liabilities	448	387
TOTAL LIABILITIES	81,549	22,609

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock
Authorized: 1,000,000 shares, no par value, none issued
Common stock
Authorized: 30,000,000 shares, no par value
Issued and outstanding: 2020 —13,919,380 shares, 2019 —14,214,777 shares	13,919	14,215
Retained earnings	125,237	111,955
TOTAL STOCKHOLDERS’ EQUITY	139,156	126,170
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$220,705	$148,779